UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Tabula Rasa HealthCare, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Tabula Rasa HealthCare, Inc., a Delaware corporation. The Annual Meeting will be held on Friday, June 14, 2019 at 10 a.m. local time at our headquarters, located at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, for the following purposes:

1.              To elect the three Class III director nominees named in the proxy statement to serve on our Board of Directors until our 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

2.              To approve, on an advisory basis, the 2018 compensation of our named executive officers;

3.              To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;

4.              To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.              To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in this “Proxy Statement.” The record date for the Annual Meeting was April 23, 2019. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you attend the Annual Meeting in person, it is important that your shares be represented. You may vote your proxy on the internet, by telephone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

By Order of the Board of Directors

Brian W. Adams
Chief Financial Officer and Secretary
Moorestown, New Jersey
April 30, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on
Friday, June 14, 2019 at 10:00 a.m. local time
at the headquarters of Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057

The Proxy Statement and 2018 Annual Report to Stockholders
are available at http://www.astproxyportal.com/ast/21034/

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

iii

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Proxy Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “will,” “plan,” “project,” “seek,” “should,” “target,” “would,” and similar expressions or variations intended to identify forward-looking statements. For a discussion of some of the specific factors that may cause our actual results to differ materially from those projected in any forward-looking statements, see Part I, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019. Actual results could differ materially from those anticipated in the forward-looking statements. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Tabula Rasa HealthCare, Inc.

228 Strawbridge Drive, Suite 100

Moorestown, New Jersey 08057

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

June 14, 2019

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Tabula Rasa HealthCare, Inc. (also referred to as “we,” “us,” “our,” “TRHC,” and the “Company”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting (the “Annual Meeting”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

The Notice is first being sent or made available on or about April 30, 2019 to all stockholders of record as of the close of business on April 23, 2019 (the “Record Date”).

Who can vote at the Annual Meeting?

Only stockholders of record at the Record Date are entitled to receive the Notice and to vote at the Annual Meeting. On the Record Date, there were 21,985,049 shares of common stock outstanding and entitled to vote. If you are a holder of record of our common stock as of the Record Date, you may vote the shares that you held on the Record Date even if you sell such shares after the Record Date. Each outstanding share as of the Record Date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulative voting for the election of directors.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy over the internet or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•                  Proposal 1: Election of Dr. Calvin Knowlton, Dr. Orsula Knowlton and Mr. A Gordon Tunstall to serve as Class III directors for a three-year term.

•                  Proposal 2:  Approval, on an advisory basis, of the 2018 compensation of our named executive officers.

•                  Proposal 3: Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.

•                  Proposal 4: Ratification of the selection by the Board of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

How does the Board recommend that I vote, and what vote is required for each proposal?

Proposal	Board Recommendation	Available Voting Selections	Voting Approval Standard	Effect of Withhold or Abstention	Effect of Broker Non-Vote
1. Election of Dr. Calvin Knowlton, Dr. Orsula Knowlton and Mr. Tunstall	FOR all three nominees	“For” all four nominees; “Withhold” from all four nominees; or “Withhold” from one or more nominees	Plurality: the individuals who receive the greatest number of votes cast “for” are elected as directors	Counted as a vote against	No effect
2. Approval, on an advisory basis, of the 2018 compensation of our named executive officers(2)	FOR	“For,” “Against,” or “Abstain”	Majority of shares present and entitled to vote	Counted as a vote against	No effect
3. Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers(3)	EVERY ONE YEAR	“Every One Year,” “Every Two Years,” “Every Three Years,” or “Abstain”	Plurality: the option that receives greatest number of votes cast	No effect	No effect
4. Ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019	FOR	“For,” “Against,” or “Abstain”	Majority of shares present and entitled to vote	Counted as a vote against	Not applicable(1)

(1)         As this is a “routine” matter, brokers have discretion to vote on this item.

(2)         This vote is merely advisory and is not binding on us, our Board, or our Compensation Committee. Despite the fact that this vote is non-binding, our Board will take the results of the vote under advisement when making future decisions regarding our executive compensation program.

(3)         This vote is merely advisory and is not binding on us, our Board, or our Compensation Committee. Despite the fact that this vote is non-binding, our Board will take the results of the vote under advisement when making future decisions regarding the frequency at which advisory votes to approve executive compensation will be conducted.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Friday, June 14, 2019 at 10 a.m. local time at our headquarters located at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057. Information on how to vote in person at the Annual Meeting is discussed below.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record on the Record Date, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•                  In Person:  To vote in person, come to the Annual Meeting. Ballots will be available.

•                  By Mail:  To vote by mail using a proxy card, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•                  By Telephone:  To vote over the telephone, dial toll-free 1-800-PROXIES using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 13, 2019 to be counted.

•                  Via the Internet:  To vote through the internet, go to www.voteproxy.com and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on June 13, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See “What are broker non-votes?” below.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” the election of each of Dr. Calvin Knowlton, Dr. Orsula Knowlton and Mr. Tunstall as directors, “For” the approval of the compensation of our named executive officers, “one year” as the frequency of future advisory votes on the compensation of our named executive officers, and “For” the ratification of the selection of KPMG as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 21,985,049 shares outstanding and entitled to vote. Thus, the holders of 10,992,525 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•                  You may submit another properly completed proxy card with a later date.

•                  You may grant a subsequent proxy by telephone or through the internet.

•                  You may send a timely written notice that you are revoking your proxy to our Secretary at Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

•                  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be eligible for inclusion in the Company’s 2020 proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received by us at our principal executive officers by the close of business on January 1, 2020, unless we change the date of the 2020 annual meeting by more than 30 days from the anniversary date of this Annual Meeting. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2020 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.

Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on March 16, 2020, but no earlier than the close of business on February 15, 2020, to be considered for a vote at next year’s annual meeting.

Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Tabula Rasa HealthCare, Inc., c/o Secretary, 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of The Nasdaq Stock Market, LLC (“Nasdaq”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How are proxy materials distributed?

Under rules adopted by the SEC, we are sending the Notice to our stockholders of record and beneficial owners as the Record Date. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, on the internet at http://www.astproxyportal.com/ast/21034/ or request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer my questions?

If you have questions about the Annual Meeting or would like additional copies of this proxy statement, you should contact our Secretary, Brian Adams, at Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

Annual Report

On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K (including a list briefly describing the exhibits thereto), filed with the SEC, to any record holder or beneficial owner of our common stock on the Record Date or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of our Chief Financial Officer at the address set forth above.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board is divided into three classes: Class I, Class II and Class III, with each class serving a staggered three-year term. Vacancies on the Board, including newly created directorships, may be filled only by persons elected by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has nine members. The three Class III nominees for director this year are Dr. Calvin Knowlton, Dr. Orsula Knowlton and Mr. A Gordon Tunstall, each of whom is a current director of TRHC. If elected at the Annual Meeting, each of Dr. Calvin Knowlton, Dr. Orsula Knowlton and Mr. Tunstall would serve until the 2022 annual meeting and his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Dr. Calvin Knowlton and Dr. Orsula Knowlton are married. Otherwise, no director or nominee for director is related to any other director or executive officer of TRHC or nominee for director by blood, marriage, or adoption. While the Company does not have a formal policy addressing director attendance at our Annual Meetings, our directors are expected to attend our Annual Meeting, either in person or telephonically. Three of the seven directors then on the Board attended the 2018 annual meeting of stockholders. There are no arrangements or understandings between any nominee and any other person pursuant to which each such the nominee was selected.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Dr. Calvin Knowlton, Dr. Orsula Knowlton and Mr. Tunstall will be elected if he or she receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Dr. Calvin Knowlton, Dr. Orsula Knowlton and Mr. Tunstall. If Dr. Calvin Knowlton, Dr. Orsula Knowlton or Mr. Tunstall becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such person will instead be voted for the election of a substitute nominee proposed by our Board. Dr. Calvin Knowlton, Dr. Orsula Knowlton and Mr. Tunstall have each agreed to serve if elected. Our management has no reason to believe that Dr. Calvin Knowlton, Dr. Orsula Knowlton or Mr. Tunstall will be unable to serve.

The following table provides information on the nominees for the position of director of TRHC as of April 23, 2019 and for each director continuing in office after the Annual Meeting.

Name	Age	Director Since
Nominees for Director
(Class III — Term expiring at annual meeting of stockholders in 2019)
Dr. Calvin Knowlton	69	2014
Dr. Orsula Knowlton	51	2014
A Gordon Tunstall	75	2014

Directors Continuing in Office
(Class I — Term expiring at annual meeting of stockholders in 2020)
Dr. Jan Berger	61	2018
Ms. Kathrine O’Brien	56	2018
Mr. Michael Purcell	62	2018

(Class II — Term expiring at annual meeting of stockholders in 2021)
Dr. Samira Beckwith	66	2017
Dr. Dennis Helling	70	2017
RADM Pamela Schweitzer	60	2019

CLASS III NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

Dr. Calvin Knowlton, BScPharm, MDiv, PhD

Dr. Calvin Knowlton is our founder and has served as our Chairman and Chief Executive Officer since June 2014. He has served as Chairman and Chief Executive Officer of CareKinesis, Inc. (“CareKinesis”) since May 2009. Dr. Calvin Knowlton founded excelleRx Inc., a national hospice medication management pharmacy serving the elderly, where he acted as President and Chief Executive Officer from April 1995 through July 2007.  Dr. Knowlton currently serves on the Board of The Evergreens, an Acts Community, the Board of the Cooper Medical School of Rowan University, and the Session of the First Presbyterian Church of Moorestown. Dr. Calvin Knowlton previously served on the Board of Coriell Institute for Medical Research, the Board of St. Christopher’s Hospital for Children in Philadelphia and the Board of Settlement Music School in Philadelphia. Dr. Knowlton has also served on the national Pharmacogenomics Advisory Group from 2011 to 2012, as President of the American Pharmacists Association from 1994 to 1996, and President of the American Pharmacist Association Foundation from 2008 to 2009. Dr. Knowlton received the Ernst & Young Entrepreneur of the Year technology award for the Greater Philadelphia Region in 2003 and in 2013.  Dr. Knowlton was also awarded the highest national honor in pharmacy, the Remington Honor Medal, in 2015.  Dr. Calvin Knowlton received his pharmacy degree from Temple University, his Divinity degree from Princeton Theological Seminary and his Ph.D. in Pharmacoeconomics from the University of Maryland. Dr. Calvin Knowlton is married to Dr. Orsula Knowlton.

The Board believes that Dr. Calvin Knowlton’s extensive healthcare services and technology experience, coupled with previous experience founding companies, brings valuable observations to the Board on a broad range of matters relating to healthcare services and technology company operations and regulatory interactions.

Dr. Orsula Knowlton, BScPharm, PharmD, MBA

Dr. Orsula Knowlton is our co-founder and has served as our President and Chief Marketing & New Business Development Officer since June 2014. She has served as President and a director of CareKinesis since May 2009. She previously served in numerous positions, including Vice President and Chief Marketing Officer, and New Business Development and Strategy Officer, of excelleRx, Inc. from April 1995 through July 2007. Dr. Orsula Knowlton currently serves on the Board of Trustees of Samaritan HealthCare and Hospice, a position she has held since 2009, currently serving as Secretary and Chair of the Governance Committee and she is also a member of the Executive Committee and previously chaired the Quality Committee.  From 2009 until 2015, Dr. Orsula Knowlton was a member of the Board of Trustees for the West Jersey Chamber Music Society. Dr. Orsula Knowlton served on the Dean’s Advisory Board, School of Public Health, Drexel University, Philadelphia, PA from 2008 through 2011; the founding Dean’s Advisory Board of Jefferson School of Pharmacy, Philadelphia, PA from 2009 through 2012; the Board of Advisors for the George Washington Institute on Spirituality and Health, Washington, DC from 2009 through 2012; and the Board of Trustees for Family Services, Mt. Holly, NJ (Oaks Integrated Care) from 2009 through 2012. Dr. Orsula Knowlton graduated from the University of the Sciences School of Pharmacy and Temple University’s executive Masters in Business Administration program. Dr. Orsula Knowlton is married to Dr. Calvin Knowlton.

The Board believes that Dr. Orsula Knowlton is qualified to serve as a director based on her extensive marketing, business development, and strategy experience in the healthcare services and technology industry, coupled with her previous experience founding companies.

A Gordon Tunstall

Mr. Tunstall currently serves as our lead independent director. He has served as a member of our Board since June 2014 and as a director of CareKinesis since February 2012. Mr. Tunstall founded Tunstall Consulting, Inc. in 1980, which provides entrepreneurs with advisory services developing growth capital in the institutional capital markets. Mr. Tunstall has served as director on several boards, including excelleRx, Inc., Kforce Inc., Health Insurance Innovations, Inc., Advanced Lighting Technologies, Inc., JLM Industries, Inc., Horizon Medical Products, Inc., Discount Auto Parts, Inc., L.A.T. Sportswear and OrthoSynetics, Inc. (formerly Orthodontic Centers of America, Inc.). Mr. Tunstall is a CPA. Mr. Tunstall attended Widener College and received a Bachelor of Science in accounting.

Because of his strong background of service on the boards of directors of numerous companies, his vast industry experience and his background as a successful strategic consultant for over 35 years advising a large number of companies in a variety of industries, the Board believes Mr. Tunstall has the qualifications and expertise necessary to serve on our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ITS NOMINEES.

Other Directors Not Standing for Election at this Annual Meeting:

Directors who will continue to serve after the Annual Meeting are:

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Dr. Jan Berger

Dr. Berger has served as a member of our Board since July 2018. Dr. Berger founded Health Intelligence Partners, a global healthcare consultancy that advises clients on areas of growth, including short-term and long-term healthcare business strategies and solutions, in 2008 and has since served as its President and Chief Executive Officer. From 1999 until 2008, Dr. Berger was Senior Vice President, Chief Clinical Officer and Innovation Officer for CVS Health/Caremark. Over the course of her career, Dr. Berger has worked on a number of healthcare and consumer product boards and has served on the Board of Directors of Cambia Health Solutions since June 2016, the Board of Directors of AccentCare, Inc. since June 2013 and the Board of Directors of GNS Healthcare since June 2013. Dr. Berger also sits on numerous business and healthcare advisory boards. Dr. Berger earned a Doctor of Medicine and a Master’s in Jurisprudence from Loyola University Chicago.

The Board believes that Dr. Berger’s experience as a healthcare executive makes her a valuable member of our Board.

Ms. Kathrine O’Brien

Ms. O’Brien has served as a member of our Board since November 2018. Ms. O’Brien has been a consultant since October 2018. Previously, she served as Vice President and General Manager for Skin and Marketing Services at Unilever, an international consumer goods company, from July 2014 to September 2018. Ms. O’Brien served as Vice President, Marketing Services, for Unilever from May 2012 to June 2014 and has worked in various other roles for Unilever since 1984. Over the course of her career, Ms. O’Brien has led marketing teams for personal care and foods, and she has served on the Lehigh Valley Hospital Network Board of Trustees and on the board of Cosmetic Executive Women. Ms. O’Brien received a Master of Business Administration from Columbia University and holds a Bachelor of Arts in Economics from Boston College. In April 2019, Ms. O’Brien joined the Board of Directors of AMAG Pharmaceuticals, Inc.

The Board believes that Ms. O’Brien’s extensive experience as a marketing executive makes her a valuable member of our Board.

Mr. Michael Purcell

Mr. Purcell has served as a member of our Board since July 2018. Mr. Purcell has been a Value Creation Partner and Consultant at New Spring Capital since January 2016.  Mr. Purcell has more than 37 years of professional experience with Deloitte & Touche LLP, serving as a consultant from August 2015 to January 2017 and an Audit Partner from 1979 until August 2015. Mr. Purcell also currently serves as a financial advisor to several emerging growth companies. Mr. Purcell is a certified public accountant and has provided assurance and advisory services to public and private enterprise clients of all sizes over the course of his career.  Mr. Purcell has worked on a number of company boards and has served on the Board of Directors of Capital Funding Bancorp, Inc. since 2016, the Board of Directors of McKean Defense Group since 2017, the Board of Directors of ESF Camps since 2017, the Board of Directors of Hyperion Bank since 2018, the Board of Directors of Code 3 Emergency Partners since 2018 and the Board of Directors of International Money Express, Inc. since 2018. Mr. Purcell also sits on the boards of numerous academic and community organizations. Mr. Purcell earned a Master’s in Business Administration from Drexel University and holds a Bachelor of Science from Lehigh University.

The Board believes that Mr. Purcell’s extensive finance and audit experience makes him a valuable member of our Board.

CLASS II NOMINEES CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Dr. Samira Beckwith

Dr. Beckwith has served as a member of our Board since August 2017.  Dr. Beckwith has been President and Chief Executive Officer of Hope Healthcare Services, a holistic health care system providing care for over 3,000 individuals daily, since 1991.  Over the course of her career, Dr. Beckwith has actively worked with many professional organizations dedicated to hospice and palliative care, serving on the Board of Directors of the Florida Hospice and Palliative Care Association since 1991, the Board of Directors of the Hospice Action Network since 2007, the Board of Directors of the National PACE Association since 2013 and the National Advisory Board of the CSU Institute for Palliative Care since 2015, among others.  She is the Founding President of the Florida PACE Association and a Founding Director of the National Partnership for Hospice Innovation.  Dr. Beckwith has also served as a director of Investor’s Security Trust since 2003.  Dr. Beckwith received a Doctor of Humane Letters from Southwest Florida College and holds a Bachelor of Sociology Degree and a Masters in Social Work from The Ohio State University.

The Board believes that Dr. Beckwith’s commitment to quality care and experience with palliative care and end of life issues makes her a valuable member of our Board.

Dr. Dennis Helling

Dr. Helling has served as a member of our Board since March 2017.  Dr. Helling has been a Clinical Professor at the University of Colorado Skaggs School of Pharmacy and Pharmaceutical Sciences since 1992. From 1992 until January 2013, Dr. Helling served as the Executive Director of Pharmacy Operations and Therapeutics at Kaiser Permanente Colorado, a nonprofit health maintenance organization that develops innovative pharmacy services. In 1979, Dr. Helling co-founded the American College of Clinical Pharmacy, an international association of clinical pharmacists dedicated to optimizing drug therapy outcomes in patients, and served as President from 1997 through 1998. Dr. Helling also served as President of the Accreditation Council for Pharmacy Education, a national agency responsible for the accreditation of professional degree programs in pharmacy, from 2002 through 2004 and the American Pharmacists Association Foundation, a nonprofit organization whose mission is to improve health by inspiring philanthropy, research, and innovation that advances pharmacists’ patient care services, from 2010 through 2012. Over his career, Dr. Helling has been actively involved in hospice and palliative care, serving on the boards of Care Synergy from 2015 to 2018 and as Vice-Chair of the Denver Hospice Board of Directors from 2009 to 2018. Dr. Helling has also chaired the Working Group on Pharmacy Reimbursement in the Federation of International Pharmacy. Dr. Helling also served on the American Pharmacists Association Board of Trustees and the Board of Pharmacy Specialties Board of Directors, both from 2015 to 2018. Dr. Helling earned a BSPharm from the St. Louis College of Pharmacy, a PharmD from the University of Cincinnati College of Pharmacy and completed his residency at Cincinnati General Hospital. Dr. Helling was awarded the highest national honor in pharmacy, the Remington Honor Medal, in 2013.

The Board believes that Dr. Helling’s experience in hospice care and pharmacy services and prior director experience makes him a valuable member of our Board.

Rear Admiral Pamela Schweitzer

Rear Admiral (“RADM”) Schweitzer has undertaken various speaking engagements since September 2018. Previously, she served as the Assistant Surgeon General and Chief Pharmacist Officer of the U.S. Public Health Service (“PHS”) from August 2014 through September 2018. RADM Schweitzer served as a technical director in two divisions of the U.S. Centers for Medicare and Medicaid Services (“CMS”) from February 2013 to August 2018. Over the course of her career, RADM Schweitzer has served in varied assignments in the U.S. Indian Health Service, U.S. Veterans Administration and with the CMS.  RADM Schweitzer earned her Doctor of Pharmacy from the University of California San Francisco School of Pharmacy and holds a Bachelor’s degree in Biological Sciences from California State University Fullerton. She completed an Ambulatory Care/Administrative Residency at University of California Irvine Medical Center and is a Board Certified Ambulatory Care Pharmacist. She is currently completing the Executive Master of Health Administration Program at the University of Southern California Sol Price School of Public Policy.

The Board believes that RADM Schweitzer’s extensive leadership experience in public service and expertise in pharmacy programs make her a valuable member of our Board.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the listed company’s board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq and applicable SEC rules, as in effect from time to time.

The Board has undertaken a review of the independence of our directors and has determined that all of our directors except Dr. Calvin Knowlton and Dr. Orsula Knowlton are independent within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules and that A Gordon Tunstall, Samira Beckwith and Michael Purcell meet the additional tests for independence for Audit Committee members imposed by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 5605(c)(2)(A) of the Nasdaq Listing Rules. Dr. Calvin Knowlton is not an independent director under these rules because he is our Chief Executive Officer, and Dr. Orsula Knowlton is not an independent director under these rules because she is our President and Chief Marketing & New Business Development Officer.

Board Leadership Structure

The positions of our Chairman of the Board and Chief Executive Officer are currently combined. This role is coupled with, and balanced by, a lead independent director. Our Board does not have a policy on whether the role of the Chairman of the Board and Chief Executive Officer should be separate and our Board believes it should maintain flexibility to select a chairman and board leadership structure from time to time. Currently, our Board believes that it is in the best interests of the Company and its stockholders for Dr. Calvin Knowlton to serve in both roles given his knowledge of the Company and industry.

Our Corporate Governance Guidelines recognize the importance of a lead independent director in the absence of an independent Chairman and set forth specific roles and responsibilities of the lead independent director, including establishing the agenda for meetings of independent directors, presiding over meetings of independent directors, presiding over any portions of meetings of our Board evaluating the performance of our Board, and coordinating the activities of the other independent directors and performing such other duties as our Board may establish or delegate. Mr. Tunstall currently serves as our lead independent director.

Role of the Board in Risk Oversight

One of our Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and KPMG, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board met four times in person and two times via teleconference times during the fiscal year ended December 31, 2018. All directors attended 100% of the aggregate number of meetings of the Board, and of the committees on which they then served, held during 2018 or the portion thereof for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

During 2018, the Board had a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  The following table provides membership information as of December 31, 2018 for the Company’s three standing Board committees during 2018.

Nominating and
Name	Audit	Compensation	Corporate Governance
Samira Beckwith	X	X*
Jan Berger			X
Dennis Helling			X*
Michael Purcell	X	X
A Gordon Tunstall	X*	X

*      Committee Chairperson

In early 2019, the Board conducted its periodic evaluation of our overall standing committee structure.  Recognizing the significant responsibilities of the Nominating and Corporate Governance Committee, on March 5, 2019, the Board approved the separation of the Nominating and Corporate Governance Committee into two standing committees: a Corporate Governance Committee and a Nominating Committee. Effective March 5, 2019, Dr. Beckwith, Dr. Berger, Dr. Helling, Ms. O’Brien, Mr. Purcell, RADM Schweitzer and Mr. Tunstall, chair, serve as members of the Corporate Governance Committee and Dr. Berger, Dr. Helling, chair, and RADM Schweitzer serve as members of the Nominating Committee. In addition, effective March 5, 2019, Dr. Beckwith, Mr. Purcell, chair, and Mr. Tunstall serve as members of the Audit Committee and Dr. Beckwith, chair, Dr. Berger and Ms. O’Brien will serve as members of the Compensation Committee.

From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Members serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

Our Audit Committee currently consists of Dr. Beckwith, Mr. Purcell and Mr. Tunstall, and Mr. Purcell serves as chair of the Audit Committee. Each member of the Audit Committee qualifies as an independent director under the corporate governance standards of the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has determined that each of Mr. Tunstall and Mr. Purcell qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the committee as it deems necessary, at the Company’s expense, to carry out its duties and to determine the compensation of any such advisors. The Audit Committee held four in-person meetings and four meetings via teleconference in 2018. The Audit Committee has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Audit Committee is responsible for assisting our Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent auditors and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement. The functions of our Audit Committee include, among other things:

•                  hiring an independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its performance;

•                  communicating with a prospective independent registered public accounting firm prior to their engagement and reviewing disclosures by the prospective firm regarding independence;

•                  pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

•                  reviewing and approving the planned scope of the annual audit and the results of the annual audit;

•                  reviewing, at least annually, the independence of the independent registered public accounting firm;

•                  reviewing, upon completion of the audit, the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the SEC and to recommend whether or not such financial statements should be so included;

•                  reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

•                  reviewing the significant accounting and financial statement presentation principles, including critical accounting policies and practices, and their impact on our financial statements;

•                  primary responsibility for overseeing our risk management function;

•                  providing oversight and review of our asset management policies;

•                  reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;

•                  establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

•                  reviewing, with counsel, management and our independent registered public accounting firm, as applicable, any significant regulatory or other legal or accounting initiatives or matters that may impact our financial statements or compliance programs and policies;

•                  reviewing and approving related-party transactions;

•                  overseeing preparation of the report required by rules of the SEC to be included in the Company’s annual proxy statement; and

•                  reviewing and evaluating, at least annually, our Audit Committee’s charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for establishing and maintaining effective internal control over financial reporting, the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2018 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of our financial statements, including internal controls over financial reporting, with KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2018. The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board

Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (which relates to the independent registered public accounting firm’s independence from us) and has discussed with KPMG LLP their independence from us. We have also considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The foregoing report has been furnished by the Audit Committee:

Michael Purcell (Chairman)

Dr. Samira Beckwith

A Gordon Tunstall

Compensation Committee

The current members of the Compensation Committee are Dr. Beckwith, Dr. Berger, and Ms. O’Brien, and Dr. Beckwith serves as chair of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director as defined by Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and an independent director as defined by the Nasdaq Listing Rules, including Nasdaq Listing Rule 5605(d)(2). The Compensation Committee held four in-person meetings and four meetings via teleconference in 2018. The Compensation Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the chief executive officer and approves or recommends to our Board for approval the compensation for other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites and may consider recommendations made by the executive officers and compensation consultant in this process. The functions of our Compensation Committee include, among other things:

•                  reviewing and modifying, as needed, the overall compensation strategy and policies for the Company;

•                  reviewing and formulating policy and determining the compensation of our executive officers and employees;

•                  reviewing and recommending to the Board the compensation of our directors;

•                  appointing compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the committee;

•                  administering our equity incentive plans and granting equity awards to our employees and directors under these plans;

•                  reviewing and monitoring management development plans and activities;

•                  reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the Board its inclusion in our periodic reports to be filed with the SEC;

•                  providing recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation

•                  if required from time to time, preparing the report of the compensation committee to be included in our annual proxy statement;

•                  engaging compensation consultants or other advisors it deems appropriate to assist with its duties, and evaluating any conflicts of interest raised by their work; and

•                  reviewing and evaluating, at least annually, our Compensation Committee’s charter.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. Such executive compensation services provided by Pearl Meyer were directed or approved by the Compensation Committee, and Pearl Meyer reported directly to the Compensation Committee with respect to this assignment. Pearl Meyer also provided the Company with benchmarking services for employee compensation during 2018. The Compensation Committee has concluded that no conflict of interest exists with Pearl Meyer with respect to the services it provided to the Compensation Committee during 2018.

In addition to Pearl Meyer, members of our human resources, legal and finance departments support the Compensation Committee in its work management by providing data, analysis and recommendations regarding the Company’s executive compensation practices and policies and individual pay recommendations.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers serves, or has served during the last three years, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Dr. Beckwith, Dr. Berger, Dr. Helling, Ms. O’Brien, Mr. Purcell, RADM Schweitzer and Mr. Tunstall and Mr. Tunstall serves as chair of the Corporate Governance Committee. Each member of the Corporate Governance Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director as defined by the Nasdaq Listing Rules. The Corporate Governance Committee was formed as a separate, standing committee on March 5, 2019. Prior to this separation, the Nominating and Corporate Governance Committee held four in-person meetings and four meetings via teleconference in 2018. The Corporate Governance Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Corporate Governance Committee is responsible for developing and recommending to our Board corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters. The functions of our Corporate Governance Committee include, among other things:

•                  overseeing the Board’s committee structure and operations, including ability to delegate to subcommittees and committee reporting to the Board;

•                  periodically reviewing the performance of the Board, including Board committees, and making recommendations;

•                  overseeing the Board’s committee structure and operations, including ability to delegate to subcommittees and committee reporting to the Board;

•                  developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our Board any changes to such principles;

•                  instituting a plan or program for the continuing education of directors;

•                  periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Ethics and Conduct;

•                  conferring and consulting with the Company’s Nominating Committee regarding the plans of succession for key executive officers;

•                  preparing any reports or other disclosure required by applicable SEC rules and regulations to be included in the Company’s annual proxy statement; and

•                  reviewing and evaluating, at least annually, our Corporate Governance Committee’s charter.

Nominating Committee

The current members of the Nominating Committee are Dr. Berger, Dr. Helling and RADM Schweitzer. Dr. Helling serves as chair of the Nominating Committee. Each member of the Nominating Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director as defined by the Nasdaq Listing Rules. The Nominating Committee was formed as a separate, standing committee on March 5, 2019. Prior to this separation, the Nominating and Corporate Governance Committee held four in-person meetings and four meetings via teleconference in 2018. The Nominating Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Nominating Committee is responsible for making recommendations to our Board regarding candidates for directorships and the structure and composition of our Board and Board committees. The functions of our Nominating and Corporate Governance Committee include, among other things:

•                  identifying, reviewing and evaluating candidates to serve on our Board consistent with the criteria approved by the Board;

•                  instituting a plan or program for the continuing education of directors;

•                  confer and consult with the Corporate Governance Committee regarding the plans of succession for key executive officers;

•                  periodically reviewing with management the Company’s plans for succession for key executive officers and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to those positions;

•                  preparing any reports or other disclosure required by applicable SEC rules and regulations to be included in the Company’s annual proxy statement; and

•                  reviewing and evaluating, at least annually, our Nominating Committee’s charter.

While the Nominating Committee does not have a formal diversity policy, the Nominating Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s self-identified age, race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The Nominating Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our executive officers. In addition, the Nominating Committee considers candidates recommended by third parties, including stockholders. The Nominating Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand TRHC and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of TRHC, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of self-identified age, race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity is important to the Board and is always considered.

The Nominating Committee considers director candidates recommended by stockholders based on the same criteria set forth above. Stockholders who wish to nominate a person for election to the Board at the 2020 annual meeting of stockholders must provide timely and proper notice to the Company and may do so by delivering a written recommendation to the Nominating Committee at the following address: Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057 no earlier than the close of business on February 15, 2020, and no later than the close of business on March 16, 2020. Submissions must be made in accordance with our bylaws and must include (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article III of our Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating Committee.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the Board or an individual director may send written communication to the Board or such director c/o Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, Attn: Secretary, which must include the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication. The secretary will review each communication.  The secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the secretary shall discard the communication.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at ir.tabularasahealthcare.com. The Corporate Governance Committee is responsible for overseeing the Code of Business Conduct and Ethics and must approve any waivers of the Code of Business Conduct and Ethics for employees, executive officers or directors. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.

DIRECTOR COMPENSATION

The Board has adopted a formal non-employee director compensation policy. Below sets forth the components of compensation for our non-employee directors approved by the Board with respect to 2018 under this policy:

•                  Each non-employee director serving on our Board received an annual fee of $40,000;

•                  The chair of our Audit Committee received an annual fee of $20,000 and each other Audit Committee member received an annual fee of $5,000;

•                  The chair of our Compensation Committee received an annual fee of $10,000 and each other Compensation Committee member received an annual fee of $4,000;

•                  The chair of our Nominating and Corporate Governance Committee received an annual fee of $10,000 and each other Nominating and Corporate Governance Committee member received an annual fee of $4,000; and

•                  Each non-employee director, upon appointment to the Board, was entitled to an initial grant of options equal to 0.050% of fully diluted common stock outstanding to purchase shares of our common stock and an annual grant of options valued at $100,000 to purchase shares of our common stock under the Tabula Rasa HealthCare, Inc. 2016 Omnibus Incentive Compensation Plan (the “2016 Equity Compensation Plan”). Each non-employee director may elect to receive restricted stock in lieu of options, which will be granted based on a 1:2 exchange ratio, with one share of restricted stock granted for each two shares subject to an option grant. The initial grant vests in three substantially equal annual installments over three years and the annual grant vested in full on the one-year anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates.

This policy was amended to provide for the following compensation to our non-employee directors in 2019:

•                  Each non-employee director serving on our Board will receive an annual fee of $50,000;

•                  The Lead Independent Director will receive an annual fee of $30,000;

•                  The chair of our Audit Committee will receive an annual fee of $20,000 and each other member will receive $5,000;

•                  The chair of our Compensation Committee will receive an annual fee of $10,000 and each other member will receive $4,000;

•                  The chair of our Corporate Governance Committee will receive an annual fee of $10,000 and each other member will receive $4,000;

•                  The chair of our Nominating Committee will receive an annual fee of $10,000 and each other member will receive $4,000; and

•                  Each non-employee director, upon appointment to the Board, will be entitled to an initial grant of options equal to 0.050% of fully diluted common stock outstanding to purchase shares of our common stock and an annual grant of options valued at $160,000 to purchase shares of our common stock under the 2016 Equity Compensation Plan. Each non-employee director may elect to receive restricted stock in lieu of options, which will be granted based on a 1:2 exchange ratio, with one share of restricted stock granted for each two shares subject to an option grant. The initial grant will vest in three substantially equal annual installments over three years and the annual grant will vest in full on the one-year anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates.

All fees under the director compensation policy will be on a rolling annual basis and no per meeting fees will be paid. All fees payable to our committee members will be in addition to the fees payable to them for serving as a director. We will also reimburse non-employee directors for reasonable expenses incurred in connection with attending Board of Directors and committee meetings.

The table below summarizes the compensation earned by our non-employee directors during the fiscal year ended December 31, 2018. Drs. Calvin Knowlton and Orsula Knowlton do not receive compensation for service on the Board and the compensation paid to each of Drs. Calvin Knowlton and Orsula Knowlton as executives of the Company are set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Samira Beckwith(3)	$41,250	$99,995	$141,245
Jan Berger(4)	$42,000	$481,855	$523,855
Glen Bressner(5)	$25,750	$99,995	$125,745
Dennis K. Helling(6)	$46,000	$99,995	$145,995
Bruce Luehrs(7)	$23,500	$99,995	$123,495
Kathrine O’Brien(8)	$10,000	$560,592	$570,592
Michael Purcell(9)	$24,500	$481,855	$506,355
A Gordon Tunstall(10)	$64,500	$99,995	$164,495

(1)         On January 22, 2018, Daniel Lubin resigned from the Board. He did not receive any fees or stock awards in 2018, and forfeited his rights to all unvested shares of restricted common stock and unexercised stock options.

(2)         The amounts shown in this column reflect the grant date fair value of restricted stock issued to our non-employee directors during 2018, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“FASB ASC Topic 718”) and assumes no forfeiture rate. See Note 17 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the year ended December 31, 2018, filed on March 1, 2019 for a discussion of the assumptions used in valuation of the restricted stock awards. No stock options were granted to non-employee directors during 2018.

(3)         Dr. Beckwith held 7,728 shares of restricted common stock as of December 31, 2018, 4,327 of which have fully vested, 1,731 of which will vest on August 3, 2019 and 1,730 of which will vest on August 3, 2020.

(4)         Dr. Berger was appointed to the Board in July 2018. Dr. Berger received an initial grant of 5,881 shares of restricted common stock and a 2018 annual grant of 1,539 shares of restricted common stock upon her appointment to the Board in accordance with the terms of the non-employee director compensation policy, 3,499 of which will vest on July 18, 2019, 1,960 of which will vest on July 18, 2020 and 1,961 of which will vest on July 18, 2021, subject to continued service on the Board through the vesting dates.

(5)         Mr. Bressner resigned from the Board on July 18, 2018 and forfeited his rights to all unvested shares of restricted common stock and unexercised stock options.

(6)         Dr. Helling held 9,481 shares of restricted stock as of December 31, 2018, 4,333 of which have fully vested, 1,737 of which will vest on March 8, 2019, 1,673 of which will vest on June 15, 2019 and 1,738 of which will vest on March 8, 2020, subject to continued service on the Board through the vesting dates. Prior to Dr. Helling’s appointment to the Board, Dr. Helling received a grant of 15,000 non-qualified stock options which vested on January 30, 2017 in connection with his service as an advisor to the Company.

(7)         Mr. Luehrs resigned from the Board on July 18, 2018 and forfeited his rights to all unvested shares of restricted common stock and unexercised stock options.

(8)         Ms. O’Brien was appointed to the Board in November 2018. Ms. O’Brien received an initial grant of 5,916 shares of restricted common stock and a 2018 annual grant of 1,284 shares of restricted common stock upon her appointment to the Board in accordance with the terms of the non-employee director compensation policy, 3,256 of which will vest on November 2, 2019, 1,972 of which will vest on November 2, 2020 and 1,972 of which will vest on November 2, 2021, subject to continued service on the Board through the vesting dates.

(9)         Mr. Purcell was appointed to the Board in July 2018. Mr. Purcell received an initial grant of 5,881 shares of restricted common stock and a 2018 annual grant of 1,539 shares of restricted common stock upon his appointment to the Board in accordance with the terms of the non-employee director compensation policy, 3,499 of which will vest on July 18, 2019, 1,960 of which will vest on July 18, 2020 and 1,961 of which will vest on July 18, 2021, subject to continued service on the Board through the vesting dates.

(10)  Mr. Tunstall held 9,834 shares of restricted common stock as of December 31, 2018, 6,924 which have fully vested, 1,673 which vest on June 15, 2019, and 1,237 which vest on September 28, 2019, subject to continued service on the Board through the vesting dates.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 23, 2019. Biographical information for Dr. Calvin Knowlton, our Chief Executive Officer and Chairman of the Board, and Dr. Orsula Knowlton, our President, Chief Marketing & New Business Development Officer and Director, are included above with the director biographies. The biography for our other executive officer is below.

Name	Age	Position
Dr. Calvin Knowlton	69	Chief Executive Officer and Chairman of the Board
Dr. Orsula Knowlton	51	President, Chief Marketing & New Business Development Officer and Director
Brian Adams	38	Chief Financial Officer

Brian Adams

Mr. Adams has served as our Chief Financial Officer since June 2014, and prior to that served as Vice President of Finance and Director of Finance for CareKinesis since October 2011. From September 2007 through October 2011, Mr. Adams served as Senior Financial Analyst, Manager of Finance and Associate Director of Finance and Accounting at KPMG LLP. Mr. Adams served as the Manager of Financial Planning and Analysis of excelleRx, Inc. from July 2005 through September 2007. Mr. Adams graduated from The University of Richmond, Robins School of Business with a Bachelor of Science in Business Administration with a concentration in finance.

PROPOSAL 2
ADVISORY VOTE APPROVING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

General

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, we are asking our stockholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance and reward our named executive officers for delivering results. We seek to attract, motivate and retain high-caliber executives and to align the interests of those executives with the interests of our stockholders in order to build long term sustainable value for our stockholders.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Tabula Rasa HealthCare, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our executive compensation philosophy and programs to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement.

Potential Effects of the Vote

This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee, and it will not affect, limit or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and cast on this proposal will be required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as an “Against” vote, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL 2

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers and Overview

In this Compensation Discussion and Analysis (CD&A), we address our compensation philosophy and programs with respect to the compensation paid during or awarded with respect to 2018 for our named executive officers. We also describe the elements of our 2018 compensation program and the material decisions of our Compensation Committee, and the underlying rationale for the same, with respect to our named executive officers. Our named executive officers for 2018 are:

Name	Title
Dr. Calvin Knowlton	Chief Executive Officer
Dr. Orsula Knowlton	President and Chief Marketing & New Business Development Officer
Mr. Brian Adams	Chief Financial Officer

These named executive officers are the only executive officers of the Company.

2018 Performance Highlights

The 2018 fiscal year was marked by a number of operational accomplishments and strong performance across our organization, including:

•                  An increase in TRHC stock price of 118% from January 2018 through December 2018;

•                  Total revenue of $204.3 million, representing an increase of 53.0% compared to 2017, composed of (i) product revenue of $112.8 million and (ii) service revenue of $91.5 million, representing increases of 18.4% and 139.3% over 2017, respectively;

•                  The acquisition and integration of four companies that we believe align with our business strategy; and

•                  Continued growth in the payor and at-risk provider markets, including Programs of All-Inclusive Care for the Elderly, or PACE.

Compensation Philosophy and Objectives

This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each element of compensation provided. In addition, it explains how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our named executive officers for 2018. The primary objectives of our executive compensation program are to retain key executives, attract new talent and link compensation achievement to business objectives. We believe 2018 named executive officer compensation demonstrates our commitment to aligning executive pay with corporate and individual performance.

What We Do		What We Don’t Do
✓	We pay for performance	✗	None of our named executive officers currently have employment agreements
✓	We consider and benchmark against peer groups in establishing compensation	✗	We do not encourage excessive risk-taking in our compensation practices
✓	We use a mix of objective operational metrics in our compensation program to align the interests of our named executive officers with those of our stockholders	✗	Limited benefits and perquisites

What We Do		What We Don’t Do
✓	The Compensation Committee retains an independent compensation consultant
✓	2018 executive compensation was heavily skewed toward equity-based, rather than cash, compensation, the majority of which is subject to multi-year vesting provisions

The Compensation Committee has responsibility for establishing and reviewing the compensation of our named executive officers. In establishing named executive officer compensation, the Compensation Committee’s objectives primarily are to:

•                  attract and retain individuals of superior ability and managerial talent;

•                  ensure compensation is aligned with our corporate strategies and business objectives and the long-term interests of our stockholders;

•                  enhance incentives to increase our stock price and maximize stockholder value by providing a portion of total compensation in our equity and equity-related instruments; and

•                  promote teamwork while also recognizing the individual role each named executive officer plays in our success.

To achieve our compensation objectives, we provide each named executive officer with a compensation package consisting primarily of the following fixed and variable elements:

Compensation Element	Compensation Objectives	Design
Base Salary

•       Recognizes performance of job responsibilities and attracts and retains individuals with superior talent.

•       Reflects the experience of the individual named executive officer and expected day-to-day contributions, supported by market data.

• Reviewed annually to consider changes in responsibility, experience, and market competitiveness.
Short-Term Incentive Compensation

•       At-risk pay is designed to motivate achievement of annual performance goals.

•       Provides incentives to attain short-term corporate and individual goals.

•       2018 short-term incentive compensation was paid entirely in the form of restricted stock.

• Market competitive targets established for named executive officers under our Annual Incentive Plan. • Company and individual objectives are based on pre-established performance goals.
Long-Term Incentive Compensation	• Maximizes stockholder value by aligning the interests of named executive officers with those of our stockholders.	• 2018 long-term incentive compensation included restricted stock awards that vest over a four-year period from the date of grant.

Determination of Compensation

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee, which approves named executive officer compensation annually. The Compensation Committee annually conducts a quantitative and qualitative review of each named executive officer’s achievement of corporate and individual performance goals (as described further below in the section entitled “Elements of Compensation—Short-Term Incentive Compensation”). The Compensation Committee also assesses each named executive officer’s overall contributions to Company performance and the degree to which each named executive officer’s target compensation is competitive with the market and aligned with the Company’s overall compensation philosophy.

Compensation Consultant

In 2018, we utilized Pearl Meyer, an independent compensation consultant, to assist in a review of our overall executive compensation program, including with respect to benchmarking executive compensation. We expect to continue to use Pearl Meyer going forward to benchmark our executive compensation program and to provide recommendations to ensure that our program continues to enable us to attract and retain qualified executives.

Peer Group and Market Data

The Compensation Committee considers and benchmarks named executive officer compensation against peer groups in assessing and reviewing base salary, target bonus amounts (with respect to short-term incentive compensation), and long-term equity awards. The 2018 peer group was composed of the following companies:

Benefitfocus, Inc.	HealthStream, Inc.	Omnicell, Inc.
Castlight Health, Inc.	HMS Holdings Corp.	Quality Systems, Inc.
Computer Prgrms & Systems, Inc.	Inovalon Holdings, Inc.	Teladoc, Inc.
Evolent Health, Inc.	Medidata Solutions, Inc.	Vocera Communications, Inc.
HealthEquity, Inc.	National Research Corporation

Elements of Compensation

Base Salaries

We provide a base salary as a fixed source of compensation for the named executive officers, allowing them a degree of certainty relative to the portion of their variable compensation, which consists of performance bonuses based on achievement of short-term goals and equity awards with values that generally are tied to the price of our common stock. 2018 base salaries for our named executive officers, as compared to their 2017 base salary amounts, were as follows:

	2017 Base Salary	2018 Base Salary
Dr. Calvin Knowlton	$500,000	$550,000
Dr. Orsula Knowlton	$425,000	$450,000
Mr. Brian Adams	$337,000	$400,000

The Compensation Committee increased each of the named executive officers’ base salaries in 2018 following a review of each named executive officer’s tenure, individual performance, internal equity, and external market data as compared to the market median. Each of the named executive officers’ 2018 base salary approximates the market median (range of 55th to 65th percentile), which the Compensation Committee believes is appropriate in light of each executive’s specific roles and responsibilities.

Short-Term Incentive Compensation

We pay annual performance-based bonuses to reward the performance achievements of our named executive officers. An executive must be employed by us on the pay date to receive a bonus. While historically we have paid these bonuses in cash, on

February 26, 2018, the Compensation Committee approved an amendment, effective January 1, 2018, to our Annual Incentive Plan (the “AIP”), which was previously adopted on April 25, 2017, to allow payment of awards under the AIP to be made in the form of cash, equity, or other consideration determined in the discretion of the Compensation Committee, or a combination of the foregoing. As described below, the Compensation Committee determined to pay 2018 AIP short-term incentive compensation entirely in the form of restricted stock, where grantees generally are restricted from selling or transferring the underlying shares until the restrictions lapse. The Compensation Committee believes that the use of restricted stock provides strong retention value and links the interests of our named executive officers with those of our stockholders.

Under the 2018 AIP, each named executive officer was assigned a targeted maximum payout, expressed as a percentage of his or her base salary for the year. The particular target is based on each named executive officer’s compensation tier, with our Chief Executive Officer receiving the highest target amount, and are determined following a competitive review of market-competitive ranges for target bonus and target total cash compensation that approximates the market median. For 2018, the target bonus amounts were expressed as a percentage of 2018 base salary amounts and ultimately set as follows:

	2018 Target Bonus (% of Base Salary)	2018 Target Bonus ($)
Dr. Calvin Knowlton	100%	$550,000
Dr. Orsula Knowlton	75%	$337,500
Mr. Brian Adams	60%	$240,000

Each named executive officer’s annual performance bonus potential generally is determined based on our achievement of company objectives and individual objectives. Our company objectives generally relate to the achievement of pre-established performance goals based on company-wide business objectives.  Our individual objectives generally relate to the achievement of pre-established performance goals based on specific individual objectives.

The performance objectives are generally objectively determinable and measurable and their outcomes are uncertain at the time established. When we set the 2018 objectives, we considered them to be ambitious, but attainable and designed to reflect meaningful performance requirements. The 2018 AIP performance objectives and levels of achievement were as follows (with our named executive officers receiving zero payouts if the threshold levels are not achieved):

Performance Measure	Weighting	Threshold	Target	Maximum
Revenue	45%	$190 million	$195 million	$215 million
Adjusted EBITDA(1)	35%	$28 million	$29 million	$32 million
Individual Goals(2)	20%	—	—	—

% of Target Bonus		75%	100%	200%

(1)         Adjusted EBITDA, a non-GAAP measure, consists of net income (loss) plus certain other expenses, which includes change in fair value of warrant liability, interest expense, loss on extinguishment of debt, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration (income) expense, change in fair value of acquisition-related consideration expense, acquisition-related expense, severance expense related to the termination of two members of senior management, payroll tax expense related to stock option exercises and stock-based compensation expense. We discuss Adjusted EBITDA in more detail in “Non-GAAP Financial Measures — Adjusted EBITDA” on page 71 of our 2018 Annual Report.

(2)         The Compensation Committee considered the following with respect to each of our named executive officers:

(a)         For Dr. Calvin Knowlton, achievement of Company market capitalization levels and employee retention goals.

(b)         For Dr. Orsula Knowlton, achievement of product and market research goals.

(c)          For  Mr. Adams, achievement of financial reporting, financing, and internal controls goals.

2018 AIP performance results were as follows:

Performance Measure	Level of Achievement
Revenue	141.8% of Target
Adjusted EBITDA	100.9% of Target
Individual Goals	Achieved at 100%

Based on the above results, the actual bonuses paid out for 2018 reflect that our objectives, in the aggregate and based on the weightings assigned above, were achieved at 119.1% of target.

On February 25, 2019, the date of grant, the Compensation Committee approved paying all of the 2018 AIP bonus in in the form of restricted stock. The restricted stock was granted under the 2016 Equity Compensation Plan on the form of Restricted Stock Grant Agreement previously approved by the Compensation Committee.  The restricted stock will become vested with respect to 100% of the shares on the one-year anniversary of the date of grant (i.e., on February 25, 2020).  The number of shares were calculated based on the closing share price of the Company’s common stock on the date of grant.

For 2018, the target bonus, and the actual number of shares and value of the restricted stock payout for our named executive officers are set forth in the table below:

Name	Target Bonus ($)	Restricted Stock Payout (#)	Market Value of Restricted Stock Payout ($)(1)
Dr. Calvin Knowlton	$550,000	11,156	655,192
Dr. Orsula Knowlton	$337,500	6,846	402,066
Mr. Brian Adams	$240,000	4,868	285,898

(1)         Based on the closing price of the Company’s stock on the February 25, 2019 grant date, or $58.73.

Long-Term Incentive Compensation

The Compensation Committee grants long-term incentive awards to our named executive officers under our 2016 Equity Compensation Plan. In 2018, the named executive officers received long-term equity incentive awards, consisting of restricted stock awards that vest in four equal annual installments commencing on the first anniversary of the date of grant (January 2, 2018), in the following amounts:

Name	Restricted Stock Grant (#)	Market Value of Restricted Stock Grant ($)(1)
Dr. Calvin Knowlton	77,000	2,252,250
Dr. Orsula Knowlton	64,000	1,872,000
Mr. Brian Adams	32,000	936,000

(1)         Based on the closing price of the Company’s stock on the January 2, 2018 grant date, or $29.25.

These amounts were determined based on input from our compensation consultant based on a review of similar roles at companies with in our peer group, and were targeted at approximately the 75th percentile of the market median. The Compensation Committee believed that targeting at this level was appropriate given the Company’s performance as compared to its peer group.

Compensation Agreements

Employment Agreements

In 2018, the Company discontinued individualized employment agreements and entered into form change-in-control and severance agreements with our named executive officers, which included form definitions, terms and restrictions.  With the Company’s growth, the administration of the various employment contracts became challenging and the Company desired a more consistent approach to executive contracts.  As a result, effective January 1, 2018, none of our named executive officers have employment agreements with the Company. Our named executive officers now are party to the change-in-control and severance agreements (the “CIC Agreements”) described below.

Restricted Stock Grant Agreements

On May 30, 2018, the Company entered into an amendment to each of the restricted stock grant agreements, each dated September 28, 2016, and as previously amended on June 12, 2017, by and between the Company and each of Dr. Calvin Knowlton and Dr. Orsula V. Knowlton. Under these agreements, Dr. Calvin Knowlton and Dr. Orsula Knowlton previously had received grants of restricted stock in the amounts of 337,307 and 267,268 shares of the Company’s common stock, respectively. These restricted stock awards were scheduled to vest in full on May 31, 2018. Pursuant to the amendments, 50% of the shares of restricted stock granted pursuant to the restricted stock grant agreements will now vest on May 31, 2019, and the remaining 50% of the shares of restricted stock will vest on January 31, 2020.

CIC Agreements

On February 26, 2018, we entered into the CIC Agreements with each of our named executive officers. Certain key terms of the CIC Agreements are described below.

Each CIC Agreement has an initial three-year term effective as of January 1, 2018 and will automatically renew for successive one-year periods thereafter unless notice of non-renewal is given 90 days prior to the expiration of the renewal date or they are otherwise terminated pursuant to their terms. The CIC Agreements provide that if the executive is terminated without cause or resigns for good reason and executes (and does not revoke) a release, then he or she will receive, in addition certain other earned, but unpaid, amounts, (i) continuation of base salary for the severance term; (ii) health continuation coverage under COBRA, for the severance term, provided that the executive pays the monthly COBRA costs and any benefits will be reduced or eliminated if the executive becomes entitled to duplicative coverage; and (iii) reimbursement for the reasonable costs of outplacement services incurred (up to a specified maximum) within the outplacement benefit term. The other earned, but unpaid, amounts consist of any unpaid base salary, other accrued amounts, and, for a termination other than for cause at least six months following the commencement of the applicable performance period, a prorated bonus for such performance period based on the portion of the performance period prior to the executive’s termination of employment that is calculated based on the target bonus amount. If the executive dies, then the executive’s estate will receive, in addition to other earned, but unpaid, amounts, a lump sum payment of the executive’s base salary for the severance term and all outstanding equity grants will become fully vested and exercisable. If the executive’s employment is terminated due to disability, then the executive will only be entitled to any amounts earned, but unpaid.

Additionally, the CIC Agreements provide that in addition to the above severance benefits, if the executive’s employment is terminated without cause or by the executive for good reason within 90 days prior to a change in control, provided that a change in control actually occurs, or within two years after the change in control, then all of the executive’s outstanding equity will become fully vested and exercisable.

Each CIC Agreement includes an appendix that sets forth the applicable material terms for each executive, including the following terms:

	Dr. Calvin Knowlton	Dr. Orsula Knowlton	Brian Adams
Base Salary	$ 550,000	$ 450,000	$ 400,000
Target Incentive Bonus	100% of Base Salary	75% of Base Salary	60% of Base Salary
Severance Term	24 months	24 months	18 months

The CIC Agreements contain restrictive covenants pursuant to which the executives have agreed to refrain from competing with us or soliciting our employees or customers for a period following the executive’s termination of employment. The restrictive covenants apply for the duration of the applicable severance term.

Payments and benefits under the CIC Agreements are reduced to the maximum amount that does not trigger the excise tax under Code sections 280G and 4999 unless the executive would be better off, on an after-tax basis, had the executive received all payments and benefits and paid all applicable excise and income taxes.

Change of Control under the 2016 Equity Compensation Plan

Under the 2016 Equity Compensation Plan, if we experience a change of control where we are not the surviving corporation, or survive only as a subsidiary of another corporation, unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants that have comparable terms by, the surviving corporation, or a parent or subsidiary of the surviving corporation. The “committee” for purposes of the 2016 Equity Plan is the Compensation Committee or other committee appointed by the Board to administer the 2016 Equity Compensation Plan.  Unless a grant instrument provides otherwise, if a participant’s employment is terminated by the surviving corporation without cause upon or within 12 months following a change of control, the participant’s outstanding grants will fully vest as of the date of termination; provided, that if the vesting of any grants is based, in whole or in part, on performance, the applicable grant instrument will specify how the portion of the grant that becomes vested upon a termination following a change of control will be calculated.

If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the committee may take any of the following action without the consent of any participant:

•                  determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents immediately lapse;

•                  pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, cash awards or dividend equivalents;

•                  require that participants surrender their outstanding stock options, stock appreciation rights or any other exercisable grant, in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of common stock; provided, however, if the per share fair market value of the common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

•                  after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change of control under the 2016 Equity Compensation Plan occurs if:

•                  a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then outstanding voting securities;

•                  we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•                  we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•                  we sell or dispose of all or substantially all of our assets;

•                  our stockholders approve a plan of complete liquidation or dissolution; or

•                  a majority of the members of our Board is replaced during any 12-month period or less by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Other Benefits

401(k) Plan

Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to $18,500 for 2018. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2018 may be up to an additional $6,000 above the statutory limit. Under our 401(k) plan, we make a contribution equal to 3% of compensation on behalf of each eligible employee.

Executive Life Insurance Program

In 2014, we began providing an executive life insurance program in which our named executive officers participate. This program provides a death benefit to the named executive officer’s beneficiary in an amount equal to $1.0 million, $1.0 million and $1.5 million for Drs. Calvin and Orsula Knowlton and Mr. Adams, respectively.

Perquisites

We pay country club and social club dues for Dr. Calvin Knowlton. We pay these costs because they are primarily business related, although they may occasionally result in a personal benefit to Dr. Calvin Knowlton.

Additional Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as dental insurance, vision insurance, a medical and dental opt-out program, group life insurance and short and long-term disability insurance, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers. We pay the full cost of medical insurance for Drs. Calvin and Orsula Knowlton. Mr. Adams participates in our medical insurance benefits on the same basis as other employees.

Tax Implications

While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Stockholder Outreach and Say-on-Pay Vote

We were an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”) throughout 2018 and did not conduct a stockholder advisory vote on executive compensation in 2018.

We believe that investor outreach is key to our commitment to engagement, communication, and transparency with our stockholders. We welcome stockholder feedback with respect to our executive compensation programs. Please see the section entitled “Stockholder Communications with the Board of Directors” for information on how to contact the Compensation Committee or the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the above Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Samira Beckwith (Chairperson)

Jan Berger

Kathrine O’Brien

Summary Compensation Table

The following table discloses the compensation for Dr. Calvin Knowlton, our Chief Executive Officer, Mr. Adams, our Chief Financial Officer, and the next most highly-compensated named executive officer serving at the end of fiscal 2018: Dr. Orsula Knowlton, President and Chief Marketing & New Business Development Officer. We have excluded compensation for prior years to the extent permitted by applicable SEC rules.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Dr. Calvin Knowlton	2018	561,127	2,907,442	—	—	71,519	3,540,088
Chief Executive Officer	2017	514,423	—	698,560	416,500	63,586	1,693,069
	2016	479,126	4,126,548	483,845	132,000	61,861	5,283,380

Brian Adams	2018	408,242	1,221,898	—	—	27,412	1,657,552
Chief Financial Officer	2017	328,490	—	330,895	201,110	21,374	881,869
	2016	277,674	864,120	277,830	114,000	20,390	1,554,014

Dr. Orsula Knowlton	2018	452,350	2,274,066	—	—	14,180	2,740,596
President and Chief Marketing & New Business Development Officer	2017	450,267	—	602,560	354,620	11,252	1,418,699
	2016	459,926	3,286,080	407,575	89,000	9,396	4,251,977

(1)         Amounts shown for 2018 include $10,577 and $7,692 for Dr. Calvin Knowlton and Mr. Adams, respectively, as payment of accrued but unused paid time off in excess of 80 hours, with a maximum payout of 40 hours, in 2018 in accordance with our paid time off policy applicable to all employees, which provides for accrual of paid time off based on an employee’s years of service with us.

(2)         Amounts shown for 2018 include (i) restricted stock awards granted under the 2018 AIP and (ii) restricted stock awards granted under the 2016 Equity Compensation Plan, each as discussed in the CD&A above. Amounts reflect the grant date fair value of shares of restricted common stock granted in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 17 of the Notes to Consolidated Financial Statements contained in our 2018 Annual Report.

(3)         Includes the following additional compensation:

Name and Principal Position	Year	Company Contribution to 401(k) Plan ($)	Health and Welfare Benefits(a) ($)	Executive Life Insurance Program(b) ($)	Perquisites(c) ($)
Dr. Calvin Knowlton	2018	16,500	34,187	8,543	12,289
Chief Executive Officer
Dr. Orsula Knowlton	2018	13,500	—	680	—
President and Chief Marketing & New Business Development Officer
Brian Adams	2018	12,000	14,634	778	—
Chief Financial Officer

(a)         Includes the premiums paid for our medical plan for Dr. Calvin Knowlton, covering both him and Dr. Orsula Knowlton, which are fully paid by us, as discussed below in the “Other Benefits” section.

(b)         Includes premiums paid for our executive life insurance program, discussed below in the “Other Benefits” section.

(c)          The aggregate amount of perquisites does not exceed $10,000 per annum for each of the named executive officers, except for Dr. Calvin Knowlton. The amount reported here for Dr. Calvin Knowlton reflects the value of country club and social club dues paid by us, discussed above in the “Other Benefits” section.

Grants of Plan-Based Awards

The following table sets forth each grant made to our named executive officers in 2018 under plans established by the Company in the amounts granted on such dates.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (Target)(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dr. Calvin Knowlton	—
	2/26/18				412,500	550,000	1,100,000
	1/2/18							77,000	2,252,250
Dr. Orsula Knowlton	—
	2/26/18				253,125	337,500	675,000
	1/2/18							64,000	1,872,000
Mr. Brian Adams	—
	2/26/18				180,000	240,000	480,000
	1/2/18							32,000	936,000

(1)         Awards were made pursuant to the AIP. Actual incentive plan payments are based on fiscal 2018 performance, are described in the CD&A above, and are set forth in the Stock Awards column of our Summary Compensation Table.

(2)         The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2018.

	Option Awards						Stock Awards
							Equity
							Incentive		Equity Incentive
							Plan Awards:		Plan Awards:
		Number of	Number of				Number of		Market or Payout
		Securities	Securities				Unearned		Value of
		Underlying	Underlying				Shares, Units		Unearned Shares
		Unexercised	Unexercised				or Other Rights		Units or Other
		Options (#)	Options (#)	Option	Option		that have Not		Rights That Have
		Exercisable	Unexercisable	Exercise	Expiration		Vested		Not Vested
Name	Grant Date	(1)	(1)	Price ($)	Date		(#) (3)		($)
Dr. Calvin Knowlton
	6/28/2013	36,723	—	3.42	6/28/2023	(1)

	1/1/2015	10,269	447	5.82	1/1/2025	(1)
	1/1/2015	7,020	305	5.82	1/1/2025	(1)
	9/28/2016						337,307	(4)	21,506,694
	10/21/2016	4,640	1,760	15.65	10/21/2021	(3)
	10/21/2016	42,485	16,115	15.65	10/21/2026	(3)
	3/10/2017	2,581	3,319	15.16	3/10/2027	(1)
	3/10/2017	37,887	48,713	15.16	3/10/2027	(1)
	1/2/2018						77,000	(5)	4,909,520
	2/26/2018						2,037	(6)	129,879

Dr. Orsula Knowlton
	6/28/2013	36,723		3.42	6/28/2023	(1)

	1/1/2015	10,269	447	5.82	1/1/2025	(1)
	1/1/2015	7,020	305	5.82	1/1/2025	(1)
	9/28/2016						267,268	(4)	17,041,008
	10/21/2016	4,640	1,760	15.65	10/21/2021	(2)
	10/21/2016	35,235	13,365	15.65	10/21/2026	(2)
	3/10/2017	2,581	3,319	15.16	3/10/2027	(1)
	3/10/2017	32,419	41,681	15.16	3/10/2027	(1)
	1/2/2018						64,000	(5)	4,080,640
	2/26/2018						1,734	(6)	110,560

Brian Adams
	6/28/2013	88,153	—	3.11	6/28/2023	(1)

	1/1/2015	2,363	215	5.82	1/1/2025	(1)

	10/21/2016	4,505	3,754	14.23	10/21/2026	(2)
	10/21/2016	15,478	5,872	14.23	10/21/2026	(2)
	3/10/2017	1,413	1,817	13.78	3/10/2027	(1)
	3/10/2017	16,743	21,527	13.78	3/10/2027	(1)
	1/2/2018						32,000	(5)	2,040,320
	2/26/2018						983	(6)	62,676

(1)         Option awards generally vest 25% on the first anniversary of grant, and 1/36th each month thereafter. Qualified option awards to Drs. Calvin and Orsula Knowlton have a term of five years because they are considered 10% owners and the tax rules for incentive stock option grants require a five-year term. Nonqualified option awards and option awards to Mr. Adams have a term of ten years.

(2)         Option awards generally vest 33.33% on the first anniversary of grant, and 1/24th each month thereafter. Qualified option awards to Drs. Calvin and Orsula Knowlton have a term of five years because they are considered 10% owners and the tax rules for incentive stock option grants require a five-year term. Nonqualified option awards and option awards to Mr. Adams have a term of ten years.

(3)         Amounts reflect restricted stock awards granted under the 2016 Equity Compensation Plan.

(4)         50% of the restricted stock will vest on May 31, 2019, with the remaining 50% vesting on January 31, 2020.

(5)         Restricted stock awards vest ratably over four years from the date of grant.

(6)         Restricted stock awards will vest in full one year from the date of grant.

Option Exercises and Stock Vested Table — 2018

The following table sets forth information concerning each exercise of stock options and the vesting of restricted stock during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Dr. Calvin Knowlton	9,020	$565,464	—	—
Dr. Orsula Knowlton	9,020	$565,464	—	—
Mr. Brian Adams	62,042	$1,502,434	70,038	$3,820,573

(1)         The amounts in this column are calculated by multiplying the number of shares acquired upon exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the option.

(2)         Reflects vesting of restricted stock granted in 2016 upon completion of the vesting period.

(3)         Amount calculated using the closing price per share of TRHC stock on the vesting date.

Potential Payments upon Termination or Change in Control Tables

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, incapacity retirement or a constructive termination of a named executive officer, or a “change in control” of the Company, or a change in the named executive officer’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive officer, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive officer, including any stock options vested as of December 31, 2018 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table — 2018). The tables assume that employment termination and/or the change in control occurred on December 31, 2018 and a valuation of our common stock based on its closing market price per share on December 31, 2018 of $63.76 per share. The tables also assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described above.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “CD&A” above. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

Name(1)	Cash Severance	Benefit Continuation(2)	Outplacement Services	Equity Awards(3)	Total
Dr. Calvin Knowlton	$2,200,000	$48,000	$25,000	$29,888,958	$32,161,958
Dr. Orsula Knowlton	$1,575,000	$48,000	$25,000	$24,197,483	$25,845,483
Mr. Brian Adams	$960,000	$36,000	$25,000	$3,763,594	$4,784,594

(1)         All amounts described are based upon a termination in connection with a change in control, pursuant to the terms of the CIC Agreements.

(2)         The benefit continuation amount assumes an estimated COBRA continuation cost of $2,000 a month.

(3)         The equity awards column amount is based on the full value of all unvested stock options and restricted stock awards.

Compensation Risk Assessment

Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risks that could threaten the Company. No such plans or practices were identified by management. The Compensation Committee has also reviewed the risks and rewards associated with our compensation plans and practices and agrees with management’s conclusion.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation limits the personal liability of directors for breaches of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for any breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•                  for any breach of the director’s duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•                  for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we entered into indemnification agreements with each of our current directors, officers and certain other employees following the completion of our IPO. These agreements provide for the indemnification of our directors, officers and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees.

We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our Board.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 23, 2019 by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known to us to be beneficial owners of more than five percent of our common stock.  Except as otherwise set forth below, the address of each beneficial owner is: c/o 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent (%) of Total
5%+ Beneficial Stockholders
BlackRock, Inc.(1)	2,600,884	11.8%
55 East 52nd Street
New York, NY 10055
Directors and Executive Officers
Dr. Calvin Knowlton(2)	2,126,641	9.5%
Dr. Orsula Knowlton(2)	2,126,641	9.5
Brian Adams(3)	330,907	1.5
Dr. Samira Beckwith(4)	11,333	*
Dr. Jan Berger(5)	7,420	*
Dr. Dennis Helling(6)	46,850	*
Kathrine O’Brien(7)	7,200	*
Michael Purcell(8)	7,420	*
RADM Pamela Schweitzer(9)	6,210	*
A Gordon Tunstall(10)	107,656
All executive officers and directors as a group (10 persons)	2,651,637	11.8%

* Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)   BlackRock, Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC on January 31, 2019 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. BlackRock reported that it has sole voting power with respect to 2,564,014 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 2,600,884 shares, and shared dispositive power with respect to zero shares

(2)   Drs. Calvin and Orsula Knowlton are spouses and the number and percentage of beneficial ownership of each represents their aggregate combined ownership, including their combined ownership of The Calvin and Orsula Knowlton Foundation, Inc., over which Drs. Calvin and Orsula Knowlton have shared voting and investment power and Dr. Calvin Knowlton’s ownership of The Knowlton Foundation, Inc., over which Dr. Calvin Knowlton has sole voting and investment power. Consists of (a) 421,072 shares of common stock held by Dr. Calvin Knowlton, (b) 438,803 shares of common stock held by Dr. Orsula Knowlton, (c) 36,546 shares of common stock held by The Calvin and Orsula Knowlton Foundation, Inc., for which Drs. Calvin and Orsula Knowlton serve as Secretary and President, respectively, (d) 39,546 shares of common stock held by The Knowlton Foundation, Inc., for which Dr. Calvin Knowlton serves as President, (e) 162,857 shares of common stock issuable upon the exercise of options within 60 days of April 15, 2019 by Dr. Calvin Knowlton, (f) 147,200 shares of common stock issuable upon the exercise of options within 60 days of April 15, 2019 by Dr. Orsula Knowlton, (g) 479,213 shares of unvested restricted stock held by Dr. Calvin Knowlton, (h) 377,114 shares of unvested restricted stock held by Dr. Orsula Knowlton, (i) 4,290 shares of common stock held jointly by Dr. Calvin Knowlton and Dr. Orsula Knowlton and (j) 20,000 shares of common stock held in trusts for children.

(3)   Consists of (a) 134,870 shares of common stock issuable upon the exercise of options within 60 days of April 15, 2019, (b) 64,868 shares of unvested restricted stock held by Mr. Adams and (c) 131,169 shares of common stock held by Mr. Adams. Mr. Adams has pledged 65,000 shares of common stock.

(4)   Consists of (a) 3,605 shares of common stock issuable upon the exercise of options within 60 days of April 15, 2019, (b) 5,134 shares of unvested restricted stock held by Dr. Beckwith and (c) 2,594 shares of common stock held by Dr. Beckwith.

(5)   Consists of 7,420 shares of unvested restricted stock held by Dr. Berger.

(6)   Consists of (a) 37,369 shares of common stock issuable upon the exercise of options within 60 days of April 15, 2019, (b) 3,411 shares of unvested restricted stock held by Dr. Helling and (c) 6,070 shares of common stock held by Dr. Helling.

(7)   Consists of 7,200 shares of unvested restricted stock held by Ms. O’Brien.

(8)   Consists of 7,420 shares of unvested restricted stock held by Mr. Purcell.

(9)   Consists of 6,210 shares of unvested restricted stock held by RADM Schweitzer.

(10) Consists of (a) 92,291 shares of common stock issuable upon the exercise of options within 60 days of April 15, 2019, (b) 8,441 shares of unvested restricted stock held by Mr. Tunstall and (c) 6,924 shares of common stock held by Mr. Tunstall.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of TRHC’s common stock complied with all Section 16(a) filing requirements applicable to them during 2018 on a timely basis, except that administrative oversight led to the late filing of: (1) one late Form 4 by Mr. Adams with respect to one transaction, (2) two late Form 4s by Dr. Calvin Knowlton with respect to three transactions, and (3) two late Form 4s by Dr. Orsula Knowlton with respect to three transactions.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2018

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	2,490,114	$15.70	567,520
Equity compensation plans not approved by security holders	—	—	—
Total	2,490,114	$15.70	567,520

(1)         Reflects shares of common stock available for future issuance under the 2016 Equity Compensation Plan at December 31, 2018. In September 2016, our Board adopted the 2016 Equity Compensation Plan, which was approved by our stockholders (also in September 2016). The 2016 Equity Compensation Plan became effective on September 27, 2016, and on this date the 2014 Equity Compensation Plan merged with and into the 2016 Equity Compensation Plan. Accordingly, no additional stock awards will be granted under the 2014 Equity Compensation Plan. As of the first trading day of January during the term of the 2016 Equity Compensation Plan, beginning with calendar year 2017, the number of shares reserved under the 2016 Equity Compensation Plan is automatically increased by 5% of the total number of shares of common stock that are outstanding as of the last trading day of December of the immediately preceding calendar year. Pursuant to the terms of the 2016 Equity Compensation Plan, an additional 1,027,876 shares were added to the number of available shares effective January 2, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest.

Registration Rights

Certain holders of our common stock have the right to require us to register under the Securities Act shares of common stock (the “Registrable Securities”) which they acquired upon the conversion, at the time of our IPO, of shares of preferred stock that the stockholders received in connection with preferred stock financings entered into prior to our IPO, under specified circumstances as described below.

Demand Registration Rights

The holders of at least 15% of the Registrable Securities then outstanding may request in writing that we register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public in connection with any such offering is at least $1.0 million. We are not obligated to file a Form S-3 pursuant to this provision on more than two occasions in any twelve-month period.

Incidental Registration Rights

In addition, if at any time we register any shares of our common stock, the holders of all Registrable Securities having piggyback registration rights are entitled to notice of the registration and to include all or a portion of their shares of common stock in the registration.

Other Provisions

In the event that any registration in which the holders of Registrable Securities participate pursuant to the registration rights agreement is an underwritten public offering, the number of Registrable Securities to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses, other than underwriting discounts and selling commissions, and the reasonable fees and expenses of a single special counsel for selling stockholders, related to any demand and piggyback registration. The investor rights agreement contains customary cross-indemnification provisions, pursuant to which we must indemnify selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they must indemnify us for material misstatements or omissions in the registration statement attributable to them.

Indemnification Agreements

We have entered into indemnification agreements with certain of our directors and officers. Under these agreements, we have agreed to indemnify these persons against any and all expenses incurred by them resulting from their status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, except in limited circumstances. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by such persons in connection with a legal proceeding arising out of their service to us.

Executive Officer and Director Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements and Compensation Arrangements

Dr. Calvin Knowlton, husband of Dr. Orsula Knowlton, our President and Chief Marketing & New Business Development Officer, has been employed by us since 2010. Dr. Calvin Knowlton serves as our Chief Executive Officer and Chairman. See the section titled “Executive Compensation” for compensation information for Dr. Calvin Knowlton.

Dr. Orsula Knowlton, wife of Dr. Calvin Knowlton, has been employed by us since 2010. See the section titled “Executive Compensation” for compensation information for Dr. Orsula Knowlton.

Jeffrey Knowlton, a son of Dr. Calvin Knowlton, has been employed by us since 2013. Jeffrey Knowlton serves as our Vice President of Business Intelligence. During the fiscal year ended December 31, 2018, Jeffrey Knowlton had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $241,558.

Dana Filippoli, a daughter of Dr. Calvin Knowlton, has been employed by us since 2011. Dana Filippoli serves as our Vice President of Marketing and Communications. During the fiscal year ended December 31, 2018 Dana Filippoli had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $509,258.

Michael Ristagno, a brother-in-law of Drs. Calvin and Orsula Knowlton, has been employed by us since 2011. Michael Ristagno serves as our Chief Client Officer. During the fiscal year ended December 31, 2018 Michael Ristagno had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $612,472.

Joseph Filippoli, a son-in-law of Dr. Calvin Knowlton, has been employed by us since 2013. Joseph Filippoli serves as our Chief Information Officer. During the fiscal year ended December 31, 2018, Joseph Filippoli had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $1,032,131.

Robert Omlor, a son-in-law of Dr. Calvin Knowlton, has been employed by us since 2010. Robert Omlor serves as our Vice President of Client Development. During the fiscal year ended December 31, 2018, Robert Omlor had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $255,457.

Each of Jeffrey Knowlton, Dana Filippoli, Michael Ristagno, Joseph Filippoli and Robert Omlor’s respective compensation levels were determined, in part, by reference to our similarly situated employees who were not related to an executive officer or director. Each of the above named individuals was also eligible for equity awards on the same general terms and conditions as applicable to other similarly situated employees who were not related to an executive officer or director.

Stock Option Grants and Grants of Restricted Stock to Executive Officers and Directors

We have granted stock options and restricted stock to our executive officers and directors as more fully described in “Executive Compensation” and “Director Compensation.”  In addition, we have granted stock options and restricted stock under the 2016 Equity Compensation Plan to certain immediate family members of our executive officers. The table below summarizes the stock option grants and restricted stock grants made to such persons during 2018:

Name	Grant Date		Equity Awards Number of Securities Underlying Award (#)	Option Exercise Price ($)		Option Expiration Date
Jeffrey Knowlton	1/2/2018	(1)	2,500		$29.25	1/2/2028
Dana Filippoli	1/2/2018	(2)	10,000
Michael Ristagno	1/2/2018	(2)	10,000
Joseph Filippoli	1/2/2018	(2)	20,000	$
Robert Omlor	1/2/2018	(1)	5,000		$29.25	1/2/2028
Lee Forest Knowlton	1/2/2018	(1)	250		$29.25	1/2/2028

(1)         Stock option grants

(2)         Restricted stock grants

Policies and Procedures for Related Person Transactions

To assist the Company in complying with its disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in October 2016 regarding related person transactions. A “related person” is a director, officer, nominee for director or a more than 5% stockholder (of any class of the Company’s Common Stock) since the beginning of the Company’s last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of stockholders, which includes questions regarding related person transactions. Further, the Company’s legal, financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.

Our Audit Committee is charged with the responsibility of reviewing and approving all related person transactions, and periodically reassessing any related person transaction entered into by TRHC to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of TRHC and its stockholders. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction. In addition, the Audit Committee will review these transactions under our Code of Business Conduct and Ethics, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

The Board of Directors also has adopted a written Code of Business Conduct and Ethics for the Company in compliance with Sarbanes-Oxley, which is publicly available on our website at ir.tabularasahealthcare.com under the section Corporate Governance. Under the Code of Business Conduct and Ethics, the Company’s employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for the Company. In addition, they must report any potential conflict of interest, including related person transactions, to their supervisor, an executive officer or the compliance officer, as defined in the Code of Business Conduct and Ethics, who then reviews and summarizes the proposed transaction for the Audit Committee.

The foregoing policies generally were not in place when the related person transactions disclosed above were approved.

PROPOSAL 3
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES

General

In accordance with the Dodd-Frank Act, and as we are no longer an emerging growth company under the JOBS Act, we are asking our stockholders to cast a non-binding, advisory vote regarding the frequency with which we should include in future annual proxy statements a stockholder advisory vote to approve the compensation of our named executive officers, similar to Proposal 2 above. By voting on this proposal, stockholders may indicate whether they would prefer that the Company provide for such a stockholder advisory vote at future annual meetings every year, every two years or every three years.

After careful consideration, the Board determined that providing a stockholder advisory vote to approve the compensation of our named executive officers every year is the most appropriate choice for the Company at this time. In formulating its recommendation, the Board determined that an annual advisory vote on named executive officer compensation will allow stockholders to provide their direct input on our compensation philosophy, policies and practices as disclosed in this and future proxy statements on a timelier and consistent basis than if the vote were held less frequently. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

Stockholders of the Company will have the opportunity to specify one of four choices for this proposal on the proxy card: (1) one year; (2) two years; (3) three years; or (4) abstain. The Say on Frequency vote is advisory, and therefore is not binding on the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future advisory votes on compensation of our named executive officers.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and cast on this proposal will be required to approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officer. Broker non-votes will have no effect.  The proxy card enables you to vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on Proposal 3.  In the event that no option receives a majority of the votes cast, the Board will consider the option that receives the highest number of votes as the recommended choice of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2018 and 2017 by KPMG, our independent registered public accounting firm.

	Fiscal Year Ended 2018	Fiscal Year Ended 2017
Audit Fees	$899,822	589,537
Audit-related Fees	—	—
Tax Fees		64,000
All Other Fees	—	—

Total Fees	$899,822	653,537

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, the audit of our internal control over financial reporting for the fiscal year ended December 31, 2018, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. In addition, audit fees for the fiscal year ended December 31, 2018 and December 31, 2017 include consent fees of $15,000 and $40,000, respectively. Audit fees also include out-of-pocket expenses associated with the annual audit and related quarterly reviews and out-of-pocket expenses associated with our initial public offering.

Tax fees: Tax fees consist of fees associated with analysis in connection with Section 382 of the Internal Revenue Code of 1986, as amended.

All KPMG services and fees in the fiscal years ended December 31, 2018 and December 31, 2017 were pre-approved by the Audit Committee or its properly delegated authority.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If KPMG renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining KPMG’s independence.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and cast on this proposal will be required to ratify the selection of KPMG LLP for our fiscal year ending December 31, 2019. Abstentions will have the same effect as an “Against” vote and broker non-votes will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our 2018 Annual Report (excluding exhibits and information incorporated by reference) is available without charge upon written request to: Secretary, Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057 or on our website at ir.tabularasahealthcare.com.

By Order of the Board of Directors

Brian W. Adams
April 30, 2019	Chief Financial Officer and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF TABULA RASA HEALTHCARE, June 14, 2019 at 10:00 a.m. INC. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/21034/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330304000000001000 4 061419 FOR AGAINST ABSTAIN Rasa HealthCare, Inc.’s named executive officers. 4. Approval, on an advisory basis, of the frequency of future be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, FOR Proposal 3 and changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, “FOR” PROPOSAL 3 AND “ONE YEAR” IN PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEESO Dr. Calvin KnowltonClass III director O Dr. Orsula KnowltonClass III director WITHHOLD AUTHORITYO A Gordon TunstallClass III director FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Ratification of the selection by the Board of Directors of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019. 3. Approval, on an advisory basis, of the 2018 compensation of Tabula 1 YEAR 2 YEARS 3 YEARS ABSTAIN advisory votes on the compensation of Tabula Rasa HealthCare, Inc.’s named executive officers. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will ONE YEAR in Proposal 4. MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

- 0 TABULA RASA HEALTHCARE, INC. Proxy for Annual Meeting of Stockholders on June 14, 2019 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Dr. Calvin Knowlton and Brian Adams, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Tabula Rasa HealthCare, Inc., to be held June 14, 2019 at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 14475 1.1

ANNUAL MEETING OF STOCKHOLDERS OF TABULA RASA HEALTHCARE, June 14, 2019 at 10:00 a.m. INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330304000000001000 4 061419 year ending December 31, 2019. O Dr. Calvin Knowlton Class III director FOR ALL NOMINEES 3. Approval, on an advisory basis, of the 2018 compensation of Tabula 4. Approval, on an advisory basis, of the frequency of future be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, FOR Proposal 3 and changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, “FOR” PROPOSAL 3 AND “ONE YEAR” IN PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: O Dr. Orsula Knowlton Class III director WITHHOLD AUTHORITY O A Gordon Tunstall Class III director FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Ratification of the selection by the Board of Directors of KPMG LLP as the independent registered public accounting firm for the fiscal FOR AGAINST ABSTAIN Rasa HealthCare, Inc.’s named executive officers. 1 YEAR 2 YEARS 3 YEARS ABSTAIN advisory votes on the compensation of Tabula Rasa HealthCare, Inc.’s named executive officers. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will ONE YEAR in Proposal 4. MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/21034/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS